Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of CleanCore Solutions, Inc. and Subsidiary (the “Company”) of our report dated August 22, 2025, relating to the consolidated financial statements, which appear in the Company’s Annual Report on Form 10-K as of and for the years ended June 30, 2025 and 2024. Our report contained an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in such Prospectus.

Diamond Bar, California

March 12, 2026